Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contact:    Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777

FOR IMMEDIATE RELEASE

PATRICIA DIAZ DENNIS AND ROBERT J. STEVENS ELECTED TO
U. S. STEEL BOARD OF DIRECTORS

PITTSBURGH, Oct. 30, 2014 – United States Steel Corporation (NYSE: X) today announced that Patricia Diaz Dennis and Robert J. Stevens have been elected to the company’s board of directors effective Jan. 1, 2015 to serve as directors until the next Annual Meeting of Stockholders, which is expected to be held on April 28, 2015.
Dennis, retired as senior vice president and assistant general counsel of AT&T in November 2008, was responsible for AT&T corporate litigation, procurement, corporate real estate, environmental, corporate compliance, IT, trademarks and copyright legal matters. She currently serves on the boards of directors of Massachusetts Mutual Life Insurance Company, Entravision Communications Corporation and National Public Radio. She is also a trustee of the NHP Foundation.
In addition to practicing law for Jones, Day, Reavis & Pogue as well as Sullivan & Cromwell, Dennis has held three presidential appointments. Under President Ronald Reagan, she was named a member of the National Labor Relations Board and later served as a commissioner of the Federal Communications Commission. She returned to public service under President George H.W. Bush as assistant secretary of state for human rights and humanitarian affairs. Also, Gov. George W. Bush named Dennis to a six year term on the Texas State University System Board of Regents in 1999.
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A native of Santa Rita, New Mexico, Dennis is a graduate of the University of California Los Angeles. She received her law degree from the Loyola Law School, Los Angeles. Dennis is a member of the California, Texas and District of Colombia bars. Among her many honors, Dennis received the Sarah T. Hughes Women Lawyers and Achievement Award by the Women and the Law Section of the Texas State Bar, and in 2009 was presented with the national Mujer award by the National Hispana Leadership Institute.
Stevens retired as executive chairman of Lockheed Martin Corporation, the world’s largest defense contractor, in December 2013 after serving as chairman, president and chief executive officer. Prior to being elected CEO in 2004, Stevens held a number of increasingly responsible executive positions with Lockheed Martin, including chief operating officer, chief financial officer and head of strategic planning. His extensive career includes experience in program management, finance, manufacturing and operations.
Currently Stevens serves as lead director of the Monsanto Company, and is a member of the board of directors of the Congressional Medal of Honor Foundation, the Marine Corps Scholarship Foundation, and the Atlantic Council. He is a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics (AIAA), the International Academy of Astronautics, the Royal Aeronautical Society, and is a member of the Council on Foreign Relations. In 2012 he was appointed by President Barack Obama to the Advisory Committee for Trade Policy and Negotiations.
Originally from McKeesport, Pa., Stevens is the son of a steelworker, a veteran Marine and a graduate of Slippery Rock University, where he graduated summa cum laude and from which he received the Distinguished Alumni Award. He earned a master’s degree in engineering and management from Polytechnic University of New York and a master’s degree in business from Columbia University. He has received numerous awards and recognition throughout his career for professional excellence and exemplary leadership.

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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 200 company with major production operations in the United States and Central Europe and an annual raw steelmaking capability of 24.4 million net tons. The company manufactures a wide range of value-added steel sheet and tubular products for the automotive, appliance, container, industrial machinery, construction, and oil and gas industries. For more information about U. S. Steel, please visit www.ussteel.com.